        COVER

EXHIBIT 99(A)
UNION PACIFIC CORPORATION
THRIFT PLAN


Financial Statements as of and for the
Years Ended December 31, 1997 and 1996
and Independent Auditors' Report
UNION PACIFIC CORPORATION THRIFT PLAN

        INDEX

TABLE OF CONTENTS


                                                             Page

INDEPENDENT AUDITORS' REPORT                                   1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 1997 AND 1996
 AND FOR THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits              2

  Statements of Changes in Net Assets Available for Benefits   3

  Notes to Financial Statements                               4-10




Supplemental schedules required by the Employee Retirement
Income Security Act of 1974
are disclosed separately in Master Trust reports filed with the Department of Labor.

INDEPENDENT AUDITORS' REPORT


Union Pacific Corporation Thrift Plan

We have audited the accompanying statements of net assets available for benefits of the Union Pacific Corporation
Thrift Plan (the "Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1997 and 1996, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP

Omaha, Nebraska
June 3, 1998

               UNION PACIFIC CORPORATION THRIFT PLAN

           STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                    DECEMBER 31, 1997 AND 1996


                                                  1997          1996
ASSETS

Investments at fair value (Notes 2, 3 and 8)  $543,971,178   $476,177,320


Net assets available for benefits             $543,971,178   $476,177,320



The accompanying notes are an integral part of these financial statements.

                  UNION PACIFIC CORPORATION THRIFT PLAN

        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 YEARS ENDED DECEMBER 31, 1997 AND 1996


                                             1997         1996
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
  Investment income (Note 8):
    Net appreciation in fair value
    of investments (Note 3)             $ 35,614,899   $ 64,672,659
    Interest                               7,646,150      7,138,329
    Dividends                             13,524,500     11,286,224
                                        ------------   ------------
                                          56,785,549     83,097,212
                                        ------------   ------------
  Contributions by (Note 8):
    Employee                              23,914,435     23,593,530
    Company                                7,984,945      7,699,682
                                        ------------   ------------
                                          31,899,380     31,293,212
                                        ------------   ------------
           Total additions                88,684,929    114,390,424

DEDUCTIONS FROM NET ASSETS
ATTRIBUTED TO:
  Distributions to participants (Note 8)  20,891,071     20,841,033
                                        ------------   ------------
NET INCREASE                              67,793,858     93,549,391

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                      476,177,320    382,627,929
                                        ------------   ------------

  End of year                           $543,971,178   $476,177,320
                                        ============   ============


The accompanying notes are an integral part of these financial statements.

                 UNION PACIFIC CORPORATION THRIFT PLAN

                     NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1997 AND 1996


1. DESCRIPTION OF PLAN

   The following description of the Union Pacific
   Corporation Thrift Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

   General - The Plan was adopted in October 1973 by the
   Board of Directors of Union Pacific Corporation (the
   "Company") and approved by its stockholders in May 1974.
   Under the terms of the Plan, effective October 1, 1997, non-agreement employees become eligible to make employee contributions to the Plan immediately and generally become eligible to participate in the employer match on the first anniversary of their dates of hire. It is subject to the provisions of the Employee Retirement
   Income Security Act of 1974 ("ERISA"), as amended.

   Contributions - The Company contributes to the Plan on behalf of each participant an amount equal to 50% of the participant's contribution with such Company contribution limited to 3% of the participant's base salary. The Plan (i) meets the requirements of Section
   401(k) of the Internal Revenue Code, which permits certain employee contributions to be withheld on a "salary deferral" basis, so that amounts deducted will not be included in the employee's income for Federal income tax purposes, (ii) allows employees to contribute up to 16% of their salary to the Plan, (iii) provided for payroll based employee stock ownership plan contributions ("PAYSOP") prior to 1987, and (iv) makes various other changes intended to give participants greater control and flexibility with respect to Plan investments.

   Spin-Off - In September 1996, the Company's Board of
   Directors declared a special dividend consisting of the shares of Union Pacific Resources Group, Inc.
   ("Resources"), common stock owned by the Company (the
   "Spin-Off"). As a result of the Spin-Off, each of the Company's stockholders received 0.846946 of a share of Resources common stock for each share of Company common stock held by such stockholders at the September 26, 1996 record date for the distribution. Therefore, each Plan participant's account received 0.846946 of a share of Resources common stock for each share of Company common stock held in the account. The shares received have been placed in the Resources Stock Fund ("Resources
   Stock"). Future contributions to Resources Stock are not permitted.

   Loans to Participants - In June 1985, the loan provisions of the Plan were approved by the Internal
   Revenue Service and became effective. The amount of a loan is limited to one-half of the vested value of a participant's accounts, excluding PAYSOP and subject to a minimum and maximum loan amount. As the loan is repaid, all principal and interest payments will be credited to the participant's accounts, excluding
   PAYSOP, in the same proportions as the contributions then being made on behalf of the participant. If no contributions are then being made, the loan repayments will be invested in accordance with the participant's most recent investment election, unless he or she directs otherwise to the extent permitted by the Plan.
   Participants' loans, which are secured by the participant's individual account balances, bear a fixed rate of interest set by the Plan Administrator based on interest rates then being charged on similar loans, and are repayable over periods not exceeding five years, except loans relating to a principal residence, in which case the term of the loan shall not exceed fifteen years. The loans bear interest ranging from 5.5% to 10.5%. The number of loans outstanding at December 31, 1997 and 1996, was 1,669 and 1,725, respectively.

   Participant Accounts - Each participant account is credited with the participant's contributions and an allocation of the Plan's earnings. Allocations are based on participant account balances and the funds in which the participant has elected to invest his/her accounts.

   Vesting - Participants at all times have a 100% vested interest in their voluntary contributions plus actual earnings thereon and their PAYSOP account. Effective
   October 1, 1997, participants are 100% vested in their employer matching contributions regardless of years of service (see Note 5).

   Investment Options - Upon enrollment in the Plan, a participant may direct employee contributions in any of eight funds in multiples of 5%.

    Union Pacific Common Stock Fund - Funds are primarily invested in common stock of Union Pacific Corporation.

    Union Pacific Equity Index Fund - Funds are primarily invested in shares of a registered investment company that invests in common stocks in a manner designed to closely track the investment performance of the Standard and Poor's 500 Composite Stock Index.

    Union Pacific Fixed Income Fund - Funds are primarily invested in guaranteed investment contracts held with insurance companies rated at least A-1 by Standard and Poors. Funds are also invested in a registered investment company that invests in guaranteed investment contracts.

    Vanguard/Wellington Fund - Funds are invested in shares of a registered investment company that invests in common stocks and fixed income securities.

    Vanguard Money Market Reserves Prime Portfolio (VMMR
    Prime Portfolio) - Funds are invested in shares of a registered investment company that invests and reinvests in high quality certificates of deposit, bankers' acceptances, commercial paper, U.S. Government
    Securities, and other short-term obligations with the objective of preserving principal while providing income.

    Vanguard U.S. Growth Fund - Funds are invested in shares of a registered investment company that invests in the common stock of established U.S. growth companies.

    Vanguard International Growth Portfolio Fund - Funds are invested in shares of a registered investment company that invests in foreign common stocks with high growth potential.

    Vanguard Bond Index Fund - Funds are invested in shares of a registered investment company that invests in fixed income securities in a manner which is designed to closely track the investment performance of the Lehman Brothers Aggregate Bond Index.

   Payments of Benefits - A participant may elect to receive a final distribution under the Plan as either a cash lump sum distribution, or in monthly or annual amounts over a specified period of time not to exceed the lesser of ten calendar years or the life expectancy of the participant or the joint life expectancy of the participant and his/her beneficiary as prescribed in the Treasury Regulations. Prior to October 1, 1997, final distributions of PAYSOP accounts had to be lump sum distributions. For benefit payments equal to or less than $3,500 ($5,000, effective 1/1/98), the Plan
   Administrator directs the Trustee to make a lump sum payment to the participant or beneficiary. A participant who elects payment in a lump sum has the option to receive the value of his/her PAYSOP account and the portion of his/her account invested in the Company Common Stock Fund in cash or in shares of such Company stock; in-kind distributions will be lump sum and any fractional shares will be distributed in cash.

   A withdrawal may be made by a participant from his/her account in accordance with the Plan's provisions.

   Forfeitures - When certain terminations of participation in the Plan occur, the nonvested portion of a participant's account, as defined by the Plan, represents a potential forfeiture. Such potential forfeitures reduce subsequent Company contributions to the Plan. However, if upon reemployment the former participant fulfills certain requirements as defined in the Plan, the previously forfeited nonvested portion of the participant's account may be restored through Company contributions. Effective October 1, 1997, the
   Plan should no longer have forfeiture balances (Note 5).

   Amounts summarized below represent Company contributions forfeited for the years ended December 31, 1997 and 1996:


                                                    1997      1996

Company contributions forfeited                   $29,489   $24,278
Applied against current year contributions         20,150    18,170
                                                  -------   -------
Applied to reduce subsequent year contributions   $ 9,339   $ 6,108
                                                  =======   =======

   Plan Administration - The Plan is administered by the
   Senior Vice President, Human Resources of the Company.
   All administrative expenses of the Plan with the exception of investment advisory fees are paid by the Company. Investment advisory fees for portfolio management are paid directly from fund earnings.

2. SIGNIFICANT ACCOUNTING POLICIES

   Basis of Accounting - The accounts of the Plan have been prepared in accordance with generally accepted accounting principles. The financial statements were prepared in accordance with the financial reporting requirements of ERISA as permitted by the Securities and Exchange Commission's amendments to Form 11-K adopted during 1990.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
   Actual results could differ from those estimates.

   Investment Valuation and Income Recognition -
   Investments in the Union Pacific Company Stock Fund,
   PAYSOP Resources Stock Fund, Vanguard Wellington Fund,
   Union Pacific Equity Index Fund, Vanguard U.S. Growth
   Fund, Vanguard International Growth Portfolio Fund, and the Vanguard Total Bond Market Fund are valued at fair value as determined by quoted market prices.
   Investments in the Union Pacific Fixed Income Fund and the Vanguard Money Market Reserves - Prime Portfolio are valued at fair value as determined by Vanguard Fiduciary
   Trust Company. Participant loans are valued at their carrying value which approximates fair value. Dividend income is recorded as of the ex-dividend date. Security transactions are recorded as of the trade date.

   Payments of Benefits - Benefits are recorded when paid.

3. INVESTMENTS

   The following table presents the fair value of investments:


                                                   December 31,
                                                1997         1996
Investments at Fair Value as Determined
  by Quoted Market Price:
    Master Trust                           $427,018,286  $365,826,317


Investments at Estimated Fair Value:
    Master Trust                            116,952,892   110,351,003
                                           ------------  ------------
                                           $543,971,178  $476,177,320
                                           ============  ============

   During 1997 and 1996, the Plan's investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value by $35,614,899 and $64,672,659, respectively, as follows:


                                      Year Ended December 31,
Net Change in Fair Value                 1997          1996

Investments at Fair Value as
Determined by
  Quoted Market Price:
     Master Trust                     $35,412,643   $64,736,156


Investments at Estimated Fair Value:
  Master Trust
                                          202,256       (63,497)
                                      -----------   -----------
   Net change in fair value           $35,614,899   $64,672,659
                                      ===========   ===========

4. MASTER TRUST

   The assets comprising the Master Trust are presented in the following table:


                                     1997            1996

Common Stock                      $180,366,490   $189,870,983
Mutual Funds                       449,880,397    276,457,039
Guaranteed Investment Contracts    201,246,115     93,697,351
Participant Loans                   18,826,627     17,565,878
                                  ------------   ------------
                                  $850,319,629   $577,591,251
                                  ============   ============

   Total interest and dividends of the Master Trust were
   $42,436,033 and $24,861,387 for the years ended December
   31, 1997 and 1996, respectively.  During 1997 and 1996,
   the Master Trust's investments (including investments
   bought, sold, and held during the year) appreciated in
   value by $51,517,049 and $96,600,069, respectively, as
   follows:
                                         December 31,
Net appreciation (depreciation)       1997           1996

 Common Stocks                    $(2,627,738)    $58,743,085
 Mutual Funds                       54,009,125     37,932,780
 Guaranteed Investment Contracts       135,662        (75,796)
                                   -----------    -----------
Net change in fair value           $51,517,049    $96,600,069
                                   ===========    ===========

   At December 31, 1997 and 1996, the Plan held percentage interests in the Master Trust of 64.0% and 82.4%, respectively. Assets, liabilities, investment income, and security gains and losses are allocated monthly to the Plan based on its equity in the investments of the Master Trust.

5. PLAN AMENDMENTS

   Effective April 1, 1997, the Plan was amended to provide that any Participant (1) who had a Separation from Service in 1997 as an Employee of Union Pacific
   Corporation in Bethlehem, PA, or Broomfield, CO, (2) receives severance pay from the Company as a result of such Separation from Service, and (3) has W-2 compensation in 1996 from the Company and all Affiliated
   Companies of less than $80,000, shall be 100% vested in his or her account as of the date of his Separation from Service.

   Effective June 30, 1997, the Plan was amended to provide that each person who was employed by Southern Pacific
   Rail Corporation or any of its subsidiaries or affiliates on the day such companies became Affiliated
   Companies and who becomes a covered employee under a collective bargaining agreement or as a result of a decertification election shall be credited with hours of service and years of service under the Plan for employment with Southern Pacific prior to such date.

   Effective October 1, 1997, the plan was amended to provide that covered employees are immediately eligible to make employee contributions to provide that employer matching contributions are 100% vested regardless of years of service and are allocable on or after the first anniversary of the covered employee's date of hire, a participant may defer payment until age 70-1/2, to permit non-hardship withdrawals twice in a calendar year, to allow rollover amounts to be withdrawn in a non-hardship withdrawal, to eliminate the limit on the frequency of hardship withdrawals, to eliminate the 12-month suspension following a hardship withdrawal and to permit a non-hardship withdrawal when a participant has a loan. Effective January 1, 1998, the Plan was amended to provide that any individual eligible to participate in the Southern Pacific Rail Corporation Thrift Plan between September 11, 1996, and December 31, 1997, who was a Covered Employee would not become an Eligible Employee prior to January 1, 1998, and each person employed by the Southern Pacific Rail Corporation or any of its subsidiaries or affiliates on the day such companies became Affiliated Companies shall be credited with hours of service and years of service under the Plan for employment with Southern Pacific prior to such date.

6. FEDERAL INCOME TAXES

   The Company has received a letter of determination from the Internal Revenue Service dated April 18, 1995, and the Plan Administrator and the Plan's tax counsel believe that the Plan, as subsequently amended, is currently designed and being operated in compliance with
   Section 401(a) of the Internal Revenue Code of 1986, as amended. With respect to the operation of the Plan, Plan management is aware of certain operational defects which could adversely affect tax-exempt status of the Plan. These operational defects will be corrected through the use of the Voluntary Compliance Resolution
   (VCR) program. Submissions to the VCR program were made on August 2, 1996 and June 11, 1997 and supplemented on
   August 8, 1997, November 12, 1997 and May 1, 1998.
   Therefore, no provision for income taxes has been included in the Plan's financial statements.

   Inasmuch as it is the opinion of Management that the Plan is qualified, employees participating in the Plan are not taxed on Company contributions made on their behalf, on employee contributions made on a pre-tax basis, on earnings on such Company contributions or pre-tax employee contributions, or on earnings on after-tax employee contributions, until any such amounts are distributed.

7. PLAN TERMINATION

   Although the Plan is intended to be continued by the Company, the Company reserves the right to amend or terminate the Plan. In the event of a Plan termination or partial termination, or the Company permanently ceases to make contributions, all invested amounts shall immediately vest and be nonforfeitable. All funds shall continue to be held for distribution as provided in the Plan.

8. FUND INFORMATION

   Investments at fair value, investment income, contributions, and distributions to participants by fund are as follows as of and for the years ended December
   31, 1997 and 1996:

                                                    1997           1996
Investments at fair value:
  Union Pacific Common Stock Fund*               $128,656,477  $127,266,375
  Union Pacific Equity Index Fund*                131,314,520    91,508,657
  Union Pacific Fixed Income Fund*                 96,389,389    92,215,165
  Common Stock/PAYSOP                              10,656,764    10,378,499
  Resources Stock Fund*                            35,830,871    51,360,520
  Vanguard/Wellington Fund*                        42,043,138    30,566,181
  VMMR Prime Portfolio                              3,492,575     1,984,161
  Vanguard U.S. Growth Fund*                       43,820,474    26,813,999
  Vanguard International Growth Portfolio Fund*    27,712,992    24,514,297
  Vanguard Bond Index Fund                          6,983,050     3,417,789
  Loan Fund                                        17,070,928    16,151,677
                                                 ------------  ------------
                                                 $543,971,178  $476,177,320
                                                 ============  ============

Investment Income:
  Union Pacific Common Stock Fund*               $  9,264,845  $ 25,406,609
  Union Pacific Equity Index Fund*                 31,180,397    17,420,616
  Union Pacific Fixed Income Fund*                  6,130,541     5,494,978
  Common Stock/PAYSOP                                 678,780     2,507,552
  Resources Stock Fund*                            (7,968,006)    18,858,691
  Vanguard/Wellington Fund*                         7,315,343     4,233,058
  VMMR Prime Portfolio                                108,375        54,700
  Vanguard U.S. Growth Fund*                        7,475,898     4,800,095
  Vanguard International Growth Portfolio Fund*       861,077     2,971,594
  Vanguard Bond Index Fund                            409,489        93,817
  Loan Fund                                         1,328,810     1,255,502
                                                 ------------   -----------
                                                 $ 56,785,549  $ 83,097,212
                                                 ============  ============
* Represents more than 5% of the net assets available for benefits

                                                    1997           1996
Contributions:
  Union Pacific Common Stock Fund                $ 9,407,739   $ 8,736,619
  Union Pacific Equity Index Fund                  6,430,945     6,599,982
  Union Pacific Fixed Income Fund                  4,654,539     5,699,884
  Company Stock/PAYSOP                                   556         5,741
  Resources Stock Fund                                     -         3,160
  Vanguard/Wellington Fund                         4,113,748     4,023,577
  VMMR Prime Portfolio                               196,243       163,231
  Vanguard U.S. Growth Fund                        3,971,560     2,834,554
  Vanguard International Growth Portfolio Fund     2,566,488     2,663,227
  Vanguard Bond Index Fund                           557,861       563,237
  Loan Fund                                              299             -
                                                 -----------   -----------
                                                 $31,899,380   $31,293,212

Distributions to Participants:
  Union Pacific Common Stock Fund                $ 4,987,529   $ 5,148,631
  Union Pacific Equity Index Fund                  4,107,006     4,485,174
  Union Pacific Fixed Income Fund                  5,151,165     5,926,598
  Company Stock/PAYSOP                               401,071       413,842
  Resources Stock Fund                             1,592,926       324,621
  Vanguard/Wellington Fund                         1,412,963     1,575,834
  VMMR Prime Portfolio                               157,009       713,289
  Vanguard U.S. Growth Fund                        1,959,187       810,357
  Vanguard International Growth Portfolio Fund       650,038       934,304
  Vanguard Bond Index Fund                            53,352       100,045
  Loan Fund                                          418,825       408,338
                                                 -----------   -----------
                                                 $20,891,071   $20,841,033
                                                 ===========   ===========

9. RELATED PARTY TRANSACTIONS

   Plan investments include the Union Pacific Common Stock
   Fund which is invested primarily in the common stock of Union Pacific Corporation. Union Pacific Corporation is the holding company of the Plan sponsor and, therefore, these transactions qualify as party-in-interest transactions.

   The Plan also invests in various funds managed by Vanguard Fiduciary Trust Company. Vanguard Fiduciary
   Trust Company is the Trustee as defined by the Plan and, therefore, the related transactions qualify as party-in-interest transactions.